Exhibit 10.29

AMENDMENT 2020-1

MERCURY GENERAL CORPORATION PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to incorporate certain provisions of the Setting Every Community Up for Retirement Enhancement Act of 2019 and the Coronavirus Aid, Relief, and Economic Security Act of 2020.

NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, as follows:
1. Effective as of April 1, 2020, Section 1.2 of the Plan is amended by adding the following new definition of “COVID-19 Qualified Participant” immediately after the definition of “Compensation Deferral Account” thereunder, to read as follows:

“‘COVID-19 Qualified Participant,’ for purposes of Section 7.2A, is an individual:

(a) Who is diagnosed with the virus SARS-CoV-2 or the coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention; or

(b) Whose spouse or dependent (as defined in Section 152 of the Code) is so diagnosed by such a test; or

(c) Who experiences adverse financial consequences due to certain coronavirus-related events, including quarantine, being furloughed or laid off or having work hours reduced, being unable to work due to lack of child care, closing or reducing hours of a business owned or operated by the individual; or

(d) other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate).

In determining whether a Participant is a ‘COVID-19 Qualified Participant,’ the Committee may rely on the Participant’s certification that the individual satisfies the foregoing conditions.”

2. Effective as of March 27, 2020, a new Section 7.2A is added to the Plan, immediately after Section 7.2 thereunder, to read as follows:

“7.2A Distributions to COVID-19 Qualified Participants.

During the period commencing March 27, 2020 and ending December 31, 2020, a COVID-19 Qualified Participant may elect to receive a distribution from the vested portion of his

Accounts, not to exceed $100,000 in the aggregate from all plans maintained by the Company or a Related Company. Such a distribution shall not be treated as ‘eligible rollover distribution’ pursuant to Section 7.7. However, such COVID-19 Qualified Participant may, at any time during the three (3)-year period commencing on the day after the date such distribution is received, make one (1) or more contributions to the Plan in an aggregate amount not to exceed the amount of such distribution. Any such contributions shall be treated as Rollover Contributions under Section 3.4.”

3. Effective as of January 1, 2020, Section 7.6(b) of the Plan is amended by revising the second and third sentences thereunder, to read as follows:

“Accordingly, unless otherwise permitted by law, the entire interest of each Participant who is a five percent (5%) owner with respect to the Plan Year in which the Participant attains age 70-1/2 (or age 72, in the case of a Participant who has not attained age 70-1/2 prior to January 1, 2020) shall commence to be distributed by April 1 of the calendar year following the calendar year in which the Participant reaches age 70-1/2 (or age 72, in the case of a Participant who has not attained age 70-1/2 prior to January 1, 2020). Any Participant not described in the preceding sentence who remains in Employment and has not commenced receipt of distributions as of January 1, 1997, shall not be required to commence distribution of his interest until he separates from service, but shall be permitted to commence receipt of distribution of his benefit as of the April 1 following the date he attains age 70-1/2 (or age 72, in the case of a Participant who has not attained age 70-1/2 prior to January 1, 2020).”

4. Effective as of March 27, 2020, Section 7.8(g) of the Plan is amended to read as follows:

“(g) Loan repayments will be suspended under this Plan as permitted under Section 414(u)(4) of the Code. In addition, with respect to any loan repayment with a due date during the period beginning March 27, 2020 and ending December 31, 2020, such due date shall be delayed for one (1) year, and any subsequent repayments with respect to such loan shall be reamortized to reflect the delay in payment and interest accruing during such delay. Such one (1) year delay in repayment shall be disregarded in determining the term of the loan under Section 7.8(c).”

5. Effective as of January 1, 2020, Section 11.2(a) of the Plan is amended by adding the following at the end thereof:

“In addition, notwithstanding the foregoing or any other provisions of this Article XI, in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, minimum distributions that would otherwise be paid to a Participant or Beneficiary under this Article XI shall not be paid for the 2020 Plan Year. Such required minimum distributions under this Article XI shall again become effective for the 2021 Plan Year commencing on January 1, 2021. For avoidance of doubt, required minimum distributions for the 2019 Plan Year for which the required beginning date was April 1, 2020 shall not be paid.”

6. Effective as of January 1, 2020, Section 11.2(b)(i) of the Plan is amended to read as follows:

“(i) If the participant’s surviving spouse is the participant’s sole designated beneficiary, then, except as provided elsewhere in this Article XI, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the participant died, or by December 31 of the calendar year in which the participant would have attained age 70-1/2 (or age 72 for a Participant who did not or would not have attained age 70-1/2 prior to January 1, 2020), if later.”

7. Effective as of January 1, 2020, Section 11.5(e) of the Plan is amended to read as follows:

“(e) Required Beginning Date. The Required Beginning Date means April 1 of the calendar year following the later of (a) the calendar year in which the Participant attains age 70-1/2 (or age 72 if the Participant does not attain age 70-1/2 prior to January 1, 2020), or (b) the calendar year in which the employee retires. In the case of a Participant who is a five percent (5%) owner (as defined in Section 416 of the Code) with respect to the Plan ending in the calendar year in which the Participant turns age 70-1/2 (or age 72 if the Participant does not attain age 70-1/2 prior to January 1, 2020), the Required Beginning Date shall be April 1 of the calendar year following the calendar year in which the Participant turns age 70-1/2 (or age 72 if the Participant does not attain age 70-1/2 prior to January 1, 2020).”

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 2020-1 to the Plan this 15th day of December, 2020.

MERCURY GENERAL CORPORATION

By: /s/ Theodore R. Stalick

Its: SVP-CFO